Exhibit 99.1

Largo Vista Signs Contract to Develop LPG Service for 192 Homes
Monday November 5, 6:00 am ET

NEWPORT BEACH, Calif.--(BUSINESS WIRE)--Largo Vista Group, Ltd. DBA Zunyi Jiahong Gas Co., Ltd (OTCBB: LGOV - News) announced today that it has signed a contract to develop LPG (liquid petroleum gas) pipeline "Project Eleven" with Zunyi Yong Shen Real Estate Development Co. Ltd. in the Guizhou Province. LPG service will be supplied to 192 newly constructed residences. The construction of the project is expected to begin in early 2008, and should be completed within 100 working days after the commencement of work. Under the terms of the control Largo Vista will be the owner of the pipeline system and is responsible for its maintenance.

“This is Largo Vista’s 11th residential pipeline project,” according to Chief Financial Officer, Denise Deng. “We will continue to seek out new pipeline projects which will be advantageous to the company”.

LGOV provides China with environmentally friendly energy alternatives and is the leader for residential LPG pipeline construction in that region. The Guizhou Province has a population of over 40 million. Largo Vista Group, Ltd. has headquarters in the U.S., with offices in China. www.largovista.com

Largo Vista makes written and oral statements from time to time regarding its business and prospects, such as projections of future performance, statements of management's plans and objectives, forecasts of market trends, and other matters that are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements containing the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimates," "projects," "believes," "expects," "anticipates," "intends," "target," "goal," "plans," "objective," "should" or similar expressions identify forward-looking statements, which may appear in documents, reports, filings with the Securities and Exchange Commission, news releases, written or oral presentations made by officers or other representatives made by Largo Vista to analysts, stockholders, investors, news organizations and others, and discussions with management and other representatives of Largo Vista.

Largo Vista's future results, including results related to forward-looking statements, involve a number of risks and uncertainties. No assurance can be given that the results reflected in any forward-looking statements will be achieved. Any forward-looking statement made by or on behalf of Largo Vista speaks only as of the date on which such statement is made. Largo Vista's forward-looking statements are based upon assumptions that are sometimes based upon estimates, data, communications and other information from suppliers, government agencies and other sources that may be subject to revision. Except as required by law, Largo Vista does not undertake any obligation to update or keep current either (i) any forward-looking statement to reflect events or circumstances arising after the date of such statement, or (ii) the important factors that could cause Largo Vista's future results to differ materially from historical results or trends, results anticipated or planned by Largo Vista, or which are reflected from time to time in any forward-looking statement which may be made by or on behalf of Largo Vista.

Contact:
Largo Vista Group
Investor Relations, 949-252-2180

Source: Largo Vista Group, Ltd.